PROSPECTUS Dated May 5, 1999                       Pricing Supplement No. 6 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated May 14, 1999
                                                                Rule 424(b)(3)


                                $31,750,000
                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                             ----------------

                    Exchangeable Notes due May 30, 2006
                Exchangeable for Shares of Common Stock of
                          SUN MICROSYSTEMS, INC.

                             ----------------

The notes will not pay any interest but will be issued at a discount and thus have a minimum yield to maturity of 0.25%. Beginning August 14, 1999, you will be able to exchange your notes for a number of shares of Sun Microsystems common stock, subject to our right to call all of the notes on or after May 19, 2001.

o The price of each note is $982.59 (98.259% of the $1,000 principal amount at maturity). This issue price represents a yield to maturity of 0.25% per year compounded semi-annually.

o   We will not make any coupon interest payments on the notes.

o Beginning August 14, 1999, you will have the right to exchange each Note for 12.09176 shares of Sun Microsystems common stock. If you exchange, we will have the right to deliver either the actual shares or the cash value of such shares to you. You will not receive any accrued original issue discount.

o Beginning May 19, 2001, we have the right to call all of the notes and pay you the call price, which will be an amount per note equal to the issue price of $982.59 plus accrued original issue discount, or OID, to the call date. However, if the market value of 12.09176 shares of Sun Microsystems common stock on the last trading day before we send our call notice is equal to or greater than the call price, we will deliver to you 12.09176 shares of Sun Microsystems common stock per note instead.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. If we notify you that we will be delivering shares of Sun Microsystems common stock on the call date, rather than the cash call price, you will still be able to exercise your exchange right on any day prior to the call date.

o   If you hold the notes to maturity, we will pay you $1,000 per note.

o Sun Microsystems is not involved in this offering of the notes in any way and will have no financial obligation with respect to the notes.

o We will apply to list the notes to trade under the proposed symbol "MSSUNW ZR06" on the New York Stock Exchange, Inc., but it is not possible to predict whether the notes will meet the NYSE listing requirements.

You should read the more detailed description of the notes in this Pricing Supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                                -----------------
                                 PRICE 98.259%
                                -----------------


              Price to Public    Agent's Commissions    Proceeds to Company
              ---------------    -------------------    -------------------
Per Note....      98.259%               0.25%                 98.009%
Total.......  $31,197,232.50         $79,375.00           $31,117,857.50


                           MORGAN STANLEY DEAN WITTER



                      (This page intentionally left blank)




                          SUMMARY OF PRICING SUPPLEMENT

               The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                                The Notes

Each note costs $982.59         We, Morgan Stanley Dean Witter & Co., are
                                offering you Exchangeable Notes due May 30,
                                2006, which you may exchange for Sun
                                Microsystems, Inc. common stock ("Sun
                                Microsystems Stock") beginning on August 14,
                                1999. The price of each note is $982.59 (98.259% of the $1,000 principal amount at maturity). We will not pay interest on the notes. If you hold the notes to maturity, which is May 30, 2006, we will pay you $1,000 per note. This payment represents the $982.59 issue price plus a yield to maturity of 0.25% per year compounded semi-annually.

                                Your Exchange Right

The exchange ratio              Beginning August 14, 1999, you may exchange each
is 12.09176                     note for a number of shares of Sun Microsystems
                                Stock equal to the exchange ratio. The exchange ratio is 12.09176 shares of Sun Microsystems
                                Stock per note, subject to adjustment for certain corporate events relating to Sun
                                Microsystems, Inc. ("Sun Microsystems"). When you exchange your notes, Morgan Stanley & Co.
                                Incorporated ("MS & Co."), acting as calculation agent, will determine the exact number of shares you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the time of the exchange.

                                To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                                o fill out an Official Notice of Exchange, which is attached as Annex A to this Pricing Supplement;

                                o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                                o deliver your note certificate to The Chase Manhattan Bank, as trustee for our senior notes, on that day.

                                If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay you cash   We will pay you, at our option, within 3
or Sun Microsystems Stock if    business days after you give us your Official
you elect to exchange your      Notice of Exchange, either:
notes
                                o  shares of Sun Microsystems Stock, or

                                o  the cash value of such shares.

                                We will not pay any accrued original issue discount if you elect to exchange your notes.

                                Our right to call the notes may affect your ability to exchange your notes.

Our Call Right                  Beginning May 19, 2001, we have the right to
                                call all of the notes. If we call the notes, we will do the following:

                                o send a notice announcing that we have decided to call the notes;

                                o specify in the notice a call date when you will receive payment in exchange for delivering your notes to the trustee; that call date will not be less than 30 or more than 60 days after the date of the notice; and

                                o specify in the notice the number of shares of Sun Microsystems Stock or the cash call price that we will pay you in exchange for each note, as explained in the next paragraph.

We may call the notes for       On the last trading day before the date of our
stock or cash, depending        call notice, the calculation agent will
on the price of                 determine the value of the shares of Sun
Sun Microsystems Stock          Microsystems Stock that a noteholder would
                                receive upon exchange of a note. That value is referred to as parity. If parity is less than the call price (the sum of the issue price of $982.59 plus the yield that will have accrued on the note to the call date), then we will pay the call price to you in cash. If we notify you that we will give you cash on the call date, you will no longer be able to exercise your exchange right.

                                If, however, parity as so determined is equal to or greater than the call price, then we will deliver the shares of Sun Microsystems Stock instead. In that case, you will still have the right to exercise your exchange right on any day prior to the call date.

Sun Microsystems Stock is       The last reported sales price on the New York
currently $64 5/8 a share       Stock Exchange of Sun Microsystems Stock on the
                                date of this Pricing Supplement was $64(5)/(8).
                                You can review the publicly-reported prices of Sun Microsystems Stock for the last three years in the "Historical Information" section of this Pricing Supplement.

The Calculation Agent           We have appointed MS & Co. to act as calculation
                                agent for The Chase Manhattan Bank, the trustee for our senior notes. As calculation agent, MS &
                                Co. will determine the exchange ratio and calculate the amount of Sun Microsystems Stock or cash that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of the Sun Microsystems
                                Stock and that we describe in the section called
                                "Description of Notes--Antidilution Adjustments" in this Pricing Supplement.

No Affilation with              Sun Microsystems is not an affiliate of ours and
Sun Microsystems                is not involved with this offering in any way.
                                The notes are obligations of Morgan Stanley Dean
                                Witter & Co. and not of Sun Microsystems.

More Information                The notes are senior notes issued as part of
on the Notes                    our Series C medium-term note program. You can
                                find a general description of our Series C medium-term note program in the accompanying
                                Prospectus Supplement dated March 26, 1998. We describe the basic features of this type of note in the sections called "Description of Notes--
                                Fixed Rate Notes" and "--Exchangeable Notes."
                                Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the "Description of Notes" section in this Pricing Supplement. You should also read about some of the risks involved in investing in the notes in the section called "Risk Factors."

How to reach us                 You may contact Morgan Stanley Dean Witter & Co.
                                at our principal executive offices at 1585
                                Broadway, New York, New York 10036 (telephone number (212) 761-4000).



                                  RISK FACTORS

               The notes are not secured and are riskier ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.


Yield to Maturity Less Than     These notes have a yield to maturity of 0.25%
Interest on Ordinary Notes      per year based on the issue price of $982.59 and
                                computed on a semi-annual bond-equivalent basis.
                                This yield to maturity is lower than the rate of interest that we would pay on non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes for Sun
                                Microsystems Stock, you will not receive accrued original issue discount.

Notes May Not Be                There may be little or no secondary market for
Actively Traded                 the notes. Although the notes have been approved
                                for listing on the New York Stock Exchange, Inc., it is not possible to predict whether the notes will trade in the secondary market. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes, but is not required to do so.

Market Price of Notes           Several factors, many of which are beyond our
Influenced by Many              control, will influence the value of the notes,
Unpredictable Factors           including:

                                o  the market price of Sun Microsystems Stock

                                o the volatility (frequency and magnitude of changes in price) of the Sun Microsystems Stock

                                o  the dividend rate on the Sun Microsystems
                                   Stock

                                o economic, financial, political and regulatory or judicial events that affect stock markets generally and which may affect the market price of the Sun Microsystems Stock

                                o  interest and yield rates in the market

                                o the time remaining until (1) you can exchange your notes for stock, (2) we can call the notes and (3) the notes mature

                                o  our creditworthiness

                                These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the market price of the Sun Microsystems Stock is at, below or not sufficiently above the price of Sun Microsystems Stock at pricing.

                                You cannot predict the future performance of Sun Microsystems Stock based on its historical performance.

No Affiliation with             We are not affiliated with Sun Microsystems.
Sun Microsystems                We do not have any non-public information about
                                Sun Microsystems as of the date of this Pricing
                                Supplement, although we or our affiliates may presently or from time to time engage in business with Sun Microsystems, including extending loans to, or making equity investments in, Sun Microsystems or providing investment advisory services to Sun Microsystems, including merger and acquisition advisory services.
                                Moreover, we have no ability to control or predict the actions of Sun Microsystems, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. Sun Microsystems is not involved in the offering of the notes in any way and has no obligation to consider your interest as a holder of these notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Sun Microsystems.


You Have No                     As a holder of notes, you will not have voting
Shareholder Rights              rights or the right to receive dividends or
                                other distributions or any other rights with respect to Sun Microsystems Stock.

Limited Antidilution            MS & Co., as calculation agent, will adjust the
Adjustments                     exchange ratio for certain events affecting the
                                Sun Microsystems Stock, such as stock splits and stock dividends, and certain other corporate actions involving Sun Microsystems, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect Sun Microsystems
                                Stock. For example, the calculation agent is not required to make any adjustments if Sun
                                Microsystems or anyone else makes a partial tender offer or a partial exchange offer for Sun
                                Microsystems Stock. If an event occurs that does not require the calculation agent to adjust the exchange rate, the market price of the notes may be materially and adversely affected. In addition, the Calculation Agent may, but is not required to, make adjustments for corporate events that can affect the Sun Microsystems
                                Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Potential Conflicts of          As calculation agent, MS & Co. will calculate
Interest between You and        how many shares of Sun Microsystems Stock you
the Calculation Agent and       will receive in exchange for your notes and what
Other Affiliates of Ours        adjustments should be made to the exchange ratio
                                to reflect certain corporate and other events.
                                MS & Co. and other affiliates may carry out hedging activities related to the notes, including trading in Sun Microsystems Stock as well as in other instruments related to Sun
                                Microsystems Stock. MS & Co. and some of our subsidiaries also trade Sun Microsystems Stock on a regular basis as part of their general broker-dealer businesses. Any of these activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio, and, accordingly, the amount of stock or cash that you receive when you exchange the notes or when we call the notes. In addition, such trading activity could potentially affect the price of Sun Microsystems Stock and, thereby, the value of the Sun Microsystems Stock or cash you will receive upon exchange or redemption.

Tax Treatment                   You should also consider the tax consequences of
                                investing in the notes. If you are a U.S.
                                taxable investor, you will be subject to annual income tax based on the comparable yield of the notes, even though you will not receive any periodic interest payments and at maturity may only receive the return of the principal amount of the notes. In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement of the notes will be treated as ordinary income. Please read carefully the section "Description of Notes--United States
                                Federal Taxation" in this Pricing Supplement.


                              DESCRIPTION OF NOTES

               Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement. In this Pricing Supplement, the "Company," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............   $31,750,000

Maturity Date.................   May 30, 2006

Specified Currency............   U.S. Dollars

Issue Price...................   $982.59 (98.259% of the principal amount at
                                 maturity)

Stated OID....................   0.25% per annum computed on a semi-annual
                                 bond-equivalent basis

Original Issue Date
(Settlement Date).............   May 19, 1999

CUSIP.........................   617446DJ5

Minimum Denominations.........   $1,000

Initial Sun Microsystems Price   $64 5/8 per share

Exchange Right................   On any Exchange Date, you will be entitled
                                 upon (i) your completion and delivery to us and the Calculation Agent of an Official
                                 Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York
                                 City time on such date and (ii) delivery on such date of such notes to the Trustee, to exchange each $1,000 principal amount of the Exchangeable Notes due May 30, 2006
                                 (Exchangeable for Shares of Common Stock of
                                 Sun Microsystems, Inc.) (the "Notes") for
                                 12.09176 shares (the "Exchange Ratio") of Sun
                                 Microsystems Stock, subject to adjustment as described under "--Antidilution Adjustments" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price as described under "--Company Call Right" below.

                                 Upon any such exchange, we may, at our sole option, either deliver such shares of Sun Microsystems Stock or pay an amount in cash equal to the Exchange Ratio times the Market Price of Sun Microsystems Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such shares. Such delivery or payment will be made 3 Business Days after any Exchange Date, subject to delivery of such Notes to the Trustee on the Exchange Date.

                                 Upon any exercise of the Exchange Right, you will not be entitled to receive any cash payment representing any accrued Stated OID. Such accrued Stated OID will be deemed paid by the Sun Microsystems Stock or cash received by you upon exercise of the Exchange Right.

                                 We will, or will cause the Calculation Agent to, deliver such shares of Sun Microsystems Stock or cash to the Trustee for delivery to you.

No Fractional Shares .........   If upon any exchange of the Notes we deliver
                                 shares of Sun Microsystems Stock, we will pay cash in lieu of delivering fractional shares of Sun Microsystems Stock in an amount equal to the corresponding fractional Market Price of Sun Microsystems Stock as determined by the Calculation Agent on such Exchange Date.

Exchange Ratio ...............   12.09176, subject to adjustment for certain
                                 corporate events relating to Sun
                                 Microsystems, Inc.  See "--Antidilution
                                 Adjustments" below.

Exchange Date.................   Any Trading Day that falls during the period
                                 beginning August 14, 1999 and ending on the day prior to the earliest of (i) the Maturity
                                 Date, (ii) the Call Date and (iii) in the event of a call for the cash Call Price as described under "--Company Call Right" below, the Company Notice Date.

Company Call Right ...........   On or after May 19, 2001, we may call the
                                 Notes, in whole but not in part, for
                                 mandatory exchange into Sun Microsystems
                                 Stock at the Exchange Ratio; provided that, if Parity on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is less than the applicable Call Price for the Call
                                 Date specified in our Notice of mandatory exchange, we will (under those circumstances only) pay such applicable Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise the Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the Sun Microsystems
                                 Stock or (in the event of a call for cash, as described above) cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of Sun Microsystems Stock or cash to the Trustee for delivery to you.

                                 Upon an exchange by us (whether payment is to be made in Sun Microsystems Stock or by payment of the cash Call Price, as applicable), you will not receive any additional cash payment representing any accrued Stated OID. Such accrued Stated OID will be deemed paid by the delivery of Sun Microsystems Stock or cash.

                                 On or after the Company Notice Date (other than with respect to a call of the Notes for the cash Call Price by the Company) you will continue to be entitled to exercise the Exchange Right and receive any amounts described under "--Exchange Right" above.

Company Notice Date...........   The scheduled Trading Day on which we issue
                                 our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Call Date.....................   The scheduled Trading Day on or after May 19,
                                 2001 specified by us in our notice of
                                 mandatory exchange on which we will deliver
                                 Sun Microsystems Stock or cash to holders of the Notes for mandatory exchange.

Parity........................   With respect to any Trading Day, an amount
                                 equal to the Exchange Ratio times the Market
                                 Price (as defined below) of Sun Microsystems
                                 Stock on such Trading Day.

Call Price....................   The table below shows indicative Call Prices
                                 for each $1,000 principal amount of Notes on May 19, 2001 and at each May 19 thereafter to and including the Maturity Date. The Call
                                 Price for each $1,000 principal amount of Notes called for mandatory exchange on Call
                                 Dates between such indicative dates would include an additional amount reflecting
                                 Stated OID accrued from the next preceding date in the table through the applicable Call
                                 Date at a rate of 0.25% per annum. Such additional accreted amount of Stated OID will be determined by the Calculation Agent and will be calculated on a semiannual bond-equivalent basis based on the Call Price for the immediately preceding Call Date indicated in the table below.


                                   Call Date                       Call Price
                                   ---------                       ----------
                                   May 19, 2001.................    $  987.51
                                   May 19, 2002.................    $  989.98
                                   May 19, 2003.................    $  992.46
                                   May 19, 2004.................    $  994.94
                                   May 19, 2005.................    $  997.43
                                   May 19, 2006.................    $  999.93
                                   Maturity.....................    $1,000.00

Market Price..................   If Sun Microsystems Stock (or any other
                                 security for which a Market Price must be determined) is listed on a U.S. securities exchange registered under the Securities
                                 Exchange Act of 1934, as amended (the
                                 "Exchange Act"), is a security of The Nasdaq
                                 National Market ("NASDAQ NMS") or is included in the OTC Bulletin Board Service ("OTC
                                 Bulletin Board") operated by the National
                                 Association of Securities Dealers, Inc. (the
                                 "NASD"), the Market Price for one share of Sun Microsystems Stock (or one unit of any such other security) on any Trading Day means
                                 (i) the last reported sale price, regular way, on such day on the principal securities exchange on which Sun Microsystems Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin
                                 Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market
                                 Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Sun Microsystems Stock (or any such other security) obtained from as many dealers in such security (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A
                                 "security of the NASDAQ NMS" shall include a security included in any successor to such system and the term "OTC Bulletin Board
                                 Service" shall include any successor service thereto.

Trading Day...................   A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted on the New York Stock Exchange, Inc.
                                 ("NYSE"), the American Stock Exchange, Inc., the NASDAQ NMS, the Chicago Mercantile
                                 Exchange, the Chicago Board of Options
                                 Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note.............   Book Entry, DTC

Senior Note or Subordinated
Note..........................   Senior

Trustee.......................   The Chase Manhattan Bank

Agent for this Underwritten
Offering of Notes.............   Morgan Stanley & Co. Incorporated and its
                                 successors (MS & Co.)

Calculation Agent.............   Morgan Stanley & Co. Incorporated and its
                                 successors (MS & Co.)

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 Because the Calculation Agent is our
                                 affiliate, potential conflicts of interest may exist between the Calculation Agent and you as a holder of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining the Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......   The Exchange Ratio will be adjusted as
                                 follows:

                                 1. If Sun Microsystems Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Sun Microsystems Stock.

                                 2. If Sun Microsystems Stock is subject (i) to a stock dividend (issuance of additional shares of Sun Microsystems Stock) that is given ratably to all holders of shares of Sun Microsystems Stock or (ii) to a distribution of Sun Microsystems Stock as a result of the triggering of any provision of the corporate charter of Sun Microsystems, then once the dividend has become effective and Sun Microsystems Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Sun Microsystems Stock and (ii) the prior Exchange Ratio.

                                 3. There will be no adjustments to the Exchange Ratio to reflect cash dividends or other distributions paid with respect to Sun Microsystems Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Sun Microsystems Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                 Dividend for Sun Microsystems Stock (as
                                 adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Market Price of Sun Microsystems Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Sun Microsystems Stock, the Exchange Ratio with respect to Sun Microsystems Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Sun Microsystems Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non- Extraordinary Dividend for Sun Microsystems Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Sun Microsystems Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                 4. If Sun Microsystems is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into Sun Microsystems Stock so long as a Market Price for Sun Microsystems Stock is available. If a Market Price is no longer available for Sun Microsystems Stock for whatever reason, including the liquidation of Sun Microsystems or the subjection of Sun Microsystems to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Sun Microsystems Stock will equal zero for so long as no Market Price is available.

                                 5. If there occurs any reclassification or change of Sun Microsystems Stock, including, without limitation, as a result of the issuance of tracking stock by Sun Microsystems, or if Sun Microsystems has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of Sun Microsystems as an entirety or substantially as an entirety, in each case as a result of which the holders of Sun Microsystems Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of Sun Microsystems) ("Exchange Property") with respect to or in exchange for such Sun Microsystems Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes for Sun Microsystems Stock immediately prior to any such corporate event, but without interest thereon. At such time, no adjustment will be made to the Exchange Ratio.

                                 6. If Sun Microsystems issues to all of its shareholders equity securities of an issuer other than Sun Microsystems (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for Sun Microsystems Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of Sun Microsystems Stock.

                                 7. No adjustments to the Exchange Ratio will be required other than those specified above. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to the Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or sharesholders' rights in, the Sun Microsystems Stock (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                                 No adjustments to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                 The Exchange Ratio will not be adjusted to take into account the accrual of Stated OID.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to Sun Microsystems Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Sun Microsystems
                                    Stock on the primary market for Sun
                                    Microsystems Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Sun Microsystems Stock as a result of which the reported trading prices for Sun Microsystems Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to Sun Microsystems Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of our affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on Sun Microsystems Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Sun Microsystems Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Sun Microsystems Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event
of Default....................   In case an Event of Default with respect to
                                 the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the Issue Price of a Note plus the accrued Stated
                                 OID to but not including the date of
                                 acceleration; provided that if (x) the holder of a Note has submitted an Official Notice of Exchange to the Company in accordance with the Exchange Right or (y) the Company has called the Notes, other than a call for the cash Call Price, in accordance with the Company Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Exchange Ratio times the Market Price of one share of Sun
                                 Microsystems Stock, determined by the
                                 Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued Stated OID thereon; provided further that if the Issuer has called the Notes for cash in an amount equal to the Call Price, in accordance with the Company Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the applicable Call Price. See "--Call Price" above.

Sun Microsystems Stock;
Public Information............   Sun Microsystems is a leading supplier of
                                 enterprise network computing products
                                 including desktop systems, servers, storage
                                 subsystems, network switches, software,
                                 microprocessors, and a full range of services
                                 and support.  Sun Microsystems Stock is
                                 registered under the Exchange Act.  Companies
                                 with securities registered under the Exchange
                                 Act are required to file periodically certain
                                 financial and other information specified by
                                 the Securities and Exchange Commission (the
                                 "Commission").  Information provided to or
                                 filed with the Commission can be inspected
                                 and copied at the public reference facilities
                                 maintained by the Commission at Room 1024,
                                 450 Fifth Street, N.W., Washington, D.C.
                                 20549 or at its Regional Offices located at
                                 Suite 1400, Citicorp Center, 500 West Madison
                                 Street, Chicago, Illinois 60661 and at Seven
                                 World Trade Center, 13th Floor, New York, New
                                 York 10048, and copies of such material can
                                 be obtained from the Public Reference Section
                                 of the Commission, 450 Fifth Street, N.W.,
                                 Washington, D.C. 20549, at prescribed rates.
                                 In addition, information provided to or filed
                                 with the Commission electronically can be
                                 accessed through a Website maintained by the
                                 Commission.  The address of the Commission's
                                 Website is http://www.sec.gov.    Information
                                 provided to or filed with the Commission by Sun Microsystems pursuant to the Exchange Act of 1934 can be located by reference to Commission file number 0-15086. In addition, information regarding Sun Microsystems may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

                                 This pricing supplement relates only to the Notes offered hereby and does not relate to Sun Microsystems Stock or other securities of Sun Microsystems. We have derived all disclosures contained in this pricing supplement regarding Sun Microsystems from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Sun Microsystems in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Sun Microsystems are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Sun Microsystems Stock (and therefore the Initial Sun Microsystems Price and the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Sun Microsystems could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Sun Microsystems Stock.

                                 We or our affiliates may presently or from time to time engage in business with Sun Microsystems, including extending loans to, or making equity investments in, Sun
                                 Microsystems or providing advisory services to Sun Microsystems, including merger and acquisition advisory services. In the course of such business, we or our affiliates may acquire non-public information with respect to Sun Microsystems and, in addition, one or more of our affiliates may publish research reports with respect to Sun Microsystems. The statement in the preceding sentence is not intended to affect the rights of holders of the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake such independent investigation of Sun Microsystems as in your judgment is appropriate to make an informed decision with respect to an investment in Sun Microsystems Stock.

Historical Information........   The following table sets forth the published
                                 high and low Market Price during 1996, 1997, 1998 and during 1999 through May 14, 1999.
                                 The Market Price on May 14, 1999 was
                                 $64(5)/(8). We obtained the Market Prices listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of Sun Microsystems Stock as an indication of future performance. We cannot give any assurance that the price of Sun
                                 Microsystems Stock will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call
                                 Date

                                 Sun Microsystems            High         Low
                                 ----------------            ----         ---
                         (CUSIP 866810104)
                         1996
                         First Quarter....................  14 1/32     9 11/32
                         Second Quarter...................  16 21/32   11 13/32
                         Third Quarter....................  16 1/4     11 31/32
                         Fourth Quarter...................  17 1/2     12 27/32
                         1997
                         First Quarter....................  17 1/2      13 5/32
                         Second Quarter...................  18 31/32    13 7/16
                         Third Quarter....................  26 21/32    18 9/32
                         Fourth Quarter...................  23 3/8      15 7/8
                         1998
                         First Quarter....................  24 15/16    18 57/64
                         Second Quarter...................  22 9/16     19 13/32
                         Third Quarter....................  26 3/8      19 13/16
                         Fourth Quarter...................  43 7/16     20
                         1999
                         First Quarter....................  62 31/32    44 27/32
                         Second Quarter
                           (through May 14, 1999).........  71 1/2      50 1/8


                                 Historical prices have been adjusted for two
                                 2 for 1 stock splits of Sun Microsystems
                                 Stock, which became effective in the fourth quarter of 1996 and the second quarter of 1999, respectively.

                                 We make no representation as to the amount of dividends, if any, that Sun Microsystems will pay in the future. In any event, as a holder of a Note, you will not be entitled to receive dividends, if any, that may be payable on Sun Microsystems Stock.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying Prospectus.

                                 On or prior to the date of this Pricing
                                 Supplement, we, through our subsidiaries and others, hedged our anticipated exposure in connection with the Notes by taking positions in Sun Microsystems Stock and positions in other instruments in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of Sun Microsystems Stock. Our purchase activity could potentially have increased the price of Sun Microsystems Stock, and therefore effectively have increased the level to which Sun Microsystems Stock must rise before you would receive an amount of Sun Microsystems Stock worth as much or more than the accreted principal amount of your Notes on any Exchange Date or Call Date. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Sun Microsystems Stock, options contracts on Sun Microsystems Stock listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engaged in or may engage in has had or will have a material impact on the price of Sun Microsystems Stock, we cannot give any assurance that we have not or will not affect such price as a result of our hedging or trading activities.

Supplemental Information
Concerning Plan of
Distribution..................   In order to facilitate the offering of the
                                 Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or the Sun Microsystems
                                 Stock. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover allotments or to stabilize the price of the Notes, the Agent may bid for, and purchase, the Notes or the Sun Microsystems
                                 Stock in the open market. See "Use of Proceeds and Hedging" above.

                                 We have agreed to indemnify the Agent against certain liabilities under the Securities Act of 1933, as amended.

ERISA Matters for Pension Plans
And Insurance Companies.......   We and certain of our affiliates, including
                                 MS & Co. and Dean Witter Reynolds Inc.
                                 ("DWR"), may each be considered a "party in interest" within the meaning of the Employee
                                 Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue
                                 Code of 1986, as amended (the "Code") with respect to many employee benefit plans.
                                 Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the prohibited transaction rules.

                                 The acquisition of the Notes may be eligible for one of the exemptions noted below if such acquisition:

                                 (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                 (b) (i) is made solely with assets of an insurance company pooled separate account and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 90-1 issued by the DOL;

                                 (c) (i) is made solely with assets managed by a qualified professional asset manager and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 84-14 issued by the DOL;

                                 (d) is made solely with assets of a
                                 governmental plan (as defined in Section
                                 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                 (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                 (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                 Under ERISA, assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. In addition, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should consider the possible implications of owning the Sun Microsystems Stock. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Notes should consult with its legal counsel prior to such investment.

United States Federal
Taxation......................   The Notes are Optionally Exchangeable Notes
                                 and investors should refer to the discussion under "United States Federal
                                 Taxation--Notes--Optionally Exchangeable
                                 Notes" in the accompanying Prospectus
                                 Supplement.  In connection with the
                                 discussion thereunder, we have determined that the "comparable yield" is an annual rate of 6.18%, compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note
                                 (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of a projected amount due at maturity, equal to $1507.34.

                                 The comparable yield and the projected
                                 payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                         ANNEX A

                           OFFICIAL NOTICE OF EXCHANGE

                                            Dated: [On or after August 14, 1999]

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Lily Lam)

Dear Sirs:

        The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes, Exchangeable Notes due May 30, 2006 (Exchangeable for Shares of Common Stock of Sun Microsystems, Inc.) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446DJ5) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is prior to the earliest of (i) May 30, 2006, (ii) the Call Date and (iii) in the event of a call for cash, the Company Notice Date, the Exchange Right as described in Pricing Supplement No. 6 dated May 14, 1999 (the "Pricing Supplement") to the Prospectus Supplement dated May 6, 1999 and the Prospectus dated May 5, 1999 related to Registration Statement No. 333-75289. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver, at its sole option, shares of the Common Stock of Sun Microsystems, Inc. or cash 3 Business Days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                                        Very truly yours,


                                        ----------------------------------------
                                        [Name of Holder]


                                        By:
                                            ------------------------------------
                                            [Title]


                                        ----------------------------------------
                                        [Fax No.]


                                        $
                                          --------------------------------------
                                          Principal Amount of Notes
                                          surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:
    --------------------------------------
    Title:

Date and time of acknowledgment
                                ----------